EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors

Murphy Oil Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 2-82818, 2-86749, 2-86760, 333-27407, 333-43030, and 333-57806) on Form S-8 and (Nos. 33-55161 and 333-84547) on Form S-3 of Murphy Oil Corporation of our report dated February 18, 2004, with respect to the consolidated balance sheets of Murphy Oil Corporation and Consolidated Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Murphy Oil Corporation.

Our report refers to a change in the method of accounting for asset retirement obligations in 2003, a change in the method of accounting for goodwill and other intangible assets in 2002, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

March 12, 2004

Ex. 23-1